Exhibit 99.1

Union Pacific Elects William J. DeLaney to Board of Directors

For Immediate Release

Omaha, Neb., Sept. 6, 2018 – Union Pacific Corporation announced that William J. DeLaney has been elected to the company’s board of directors.

DeLaney, 62, served as Sysco Corporation chief executive officer from March 2009 until retiring at the end of 2017. Sysco is an international food marketing and distribution company that reported $55.4 billion in 2017 sales.

“Bill brings tremendous leadership, a strong finance background and excellent supply chain management skills that will be great assets for our company,” said Lance Fritz, Union Pacific chairman, president and chief operating officer. “Bill has a breadth of knowledge that comes from being a long-tenured CEO at a large industrial company, along with significant corporate governance experience. We are thrilled to welcome him to the board.”

DeLaney embarked on his nearly 30-year Sysco career in 1987 when he joined the company as assistant treasurer. He progressed to roles of increasing responsibility including vice president and treasurer, president and CEO of Sysco Food Services of Charlotte Inc., and Sysco Corporation executive vice president and chief financial officer, among many others.

DeLaney serves on the boards at Sanmina Corporation and Express Scripts. He is a member of the audit and corporate governance committees for each board. DeLaney served on the Sysco Corporation board 2009-17.

He earned his undergraduate degree in business administration from the University of Notre Dame, and obtained a Master of Business Administration from the University of Pennsylvania’s Wharton School.

ABOUT UNION PACIFIC

Union Pacific Railroad is the principal operating company of Union Pacific Corporation (NYSE: UNP). One of America's most recognized companies, Union Pacific Railroad connects 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. In the last 10 years, 2008-2017, Union Pacific invested approximately $34 billion in its network and operations to support America's transportation infrastructure. The railroad's diversified business mix is classified into its Agricultural Products, Energy, and Industrial and Premium business groups. Union Pacific serves many of the fastest-growing U.S. population centers, operates from all major West Coast and Gulf Coast ports to eastern gateways, connects with Canada's rail systems and is the only railroad serving all six major Mexico gateways. Union Pacific provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Union Pacific media contact: Raquel Espinoza, 402-544-5034 or respinoza@up.com

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